Exhibit 99.1

Oxford Immunotec Reports First Quarter 2020 Financial Results

●	First quarter revenue of $13.9 million, a decrease of 6% compared to prior year period, due to the impact of COVID-19 in China

●	Gross margins expanded 270bps to 74%

●	Ended the quarter with $166 million of cash and cash equivalents

OXFORD, United Kingdom and MARLBOROUGH, Mass., May 5, 2020 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD) (the “Company”), a global, high-growth diagnostics company, today announced first quarter 2020 financial results.

“The Company came in near the top end of our revenue guidance in Q1 but the global impact of COVID-19 outside of China really started to become apparent towards the end of the quarter” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “As we move forward in Q2 and beyond, we remain focused on serving our customers and end users to continue to fight the world’s deadliest infectious disease, Tuberculosis. We are also taking actions to ensure that when the current temporary disruption eases, we are in the best place possible to meet the needs of the TB market and drive long-term growth.”

Revenues, broken-out by geographic location, were as follows, in millions:

	Three Months Ended March 31,
			Percent Change
	2020	2019	As Reported	Constant Currency (1)

United States	$5.7	$5.5	4%	4%
Europe & ROW	3.1	2.8	13%	17%
Asia	5.1	6.5	(22)%	(21)%
Total Revenue	$13.9	$14.8	(6)%	(5)%

(1) Constant currency basis is a non-GAAP financial measure. Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations. This non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. Moreover, presentation of revenue on a constant currency basis is provided for year-over-year comparison purposes, and investors should be cautioned that the effect of changing foreign currency exchange rates has an actual effect on our operating results.

First Quarter 2020 Financial Results

Revenue for the first quarter of 2020 was $13.9 million, representing a 6% decrease from first quarter 2019 revenue of $14.8 million. On a constant currency basis, revenue decreased 5% versus the prior year period.

United States revenue was $5.7 million in the first quarter of 2020, representing a 4% increase from revenue of $5.5 million in the prior year period. The increase was due to increased TB testing volumes in our business with Quest.

Europe & rest of world, or Europe & ROW, revenue was $3.1 million in the first quarter of 2020, representing a 13% increase compared to the first quarter of 2019. On a constant currency basis, Europe & ROW increased 17% versus the first quarter of 2019. The increase was driven by strong revenue growth in the U.K., France and Russia.

Asia revenue was $5.1 million in the first quarter of 2020, representing a decrease of 22% compared to 2019 first quarter revenue of $6.5 million. On a constant currency basis, Asia revenue decreased 21% versus the first quarter of 2019. The decrease was due primarily to a slowdown in China testing as a result of the COVID-19 pandemic.

Gross profit for the first quarter of 2020 was $10.3 million, a decrease of approximately $0.3 million from gross profit of $10.6 million in the same period of 2019. Gross margin was 74.1%, an increase of 270 basis points from gross margin of 71.4% in the first quarter of 2019. The first quarter 2020 gross margin improvement was driven by higher average selling price in China, continued cost reductions in manufacturing and the roll-off of some royalty obligations, slightly offset by a provision for slow moving inventory as a result of the impact of COVID-19 on sales.

Operating expenses were $16.9 million in the first quarter of 2020, an increase of approximately $3 million compared to $13.9 million in the first quarter of 2019.

Net loss for the first quarter of 2020 was $6.0 million, or $0.23 per share, compared to $1.5 million, or $0.06 per share, in the first quarter of 2019. Net loss per share was based on 26,140,524 and 26,515,871 weighted average ordinary shares outstanding for the first quarters of 2020 and 2019, respectively.

EBITDA for the first quarter of 2020 was $(5.2) million compared to $(3.8) million in the first quarter of 2019. Adjusted EBITDA was $(5.2) million for the first quarter of 2020 compared to $(2.3) million in the same period in 2019. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Business Outlook

Given the uncertainty of the scope and duration of the COVID-19 pandemic, as well as its impact on our revenues and results from operations, we are not providing annual revenue guidance at this time.

We expect Q2 revenues to fall between $5 to $6 million, due to the continuing impact of COVID-19 globally. We anticipate Q2 being the lowest quarter of the year.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, May 5, 2020 at 8:00 a.m. Eastern Daylight Time to discuss its first quarter 2020 financial results and to give a general business update. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 8473556 approximately 15 minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company. We bring energy and invention to a world in need of diagnostic truth. Our leading product, the T-SPOT®.TB test, is used for diagnosing infection with Tuberculosis, the world’s largest cause of death from infectious disease. The T-SPOT.TB test has been approved for sale in over 60 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, U.K. and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Limited.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of applicable U.S. and U.K. laws and regulations, including under the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which do not describe historical or current facts, including statements about Oxford Immunotec’s plans to ensure that when the COVID-19 disruption eases, Oxford Immunotec is best positioned to meet the needs of the TB market and drive long-term growth and statements regarding uncertainties around the impact of COVID-19 on Oxford Immunotec’s revenues and results of operations, constitute forward-looking statements. Any forward-looking statements are based on our management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks that the COVID-19 pandemic may disrupt the company’s business and the global healthcare system more severely than anticipated, as well as those other risks described in Oxford Immunotec’s filings with the U.S. Securities and Exchange Commission (the “Commission”), including the company’s Annual Report on Form 10-K for the year-ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in any other reports it subsequently files with the Commission, including any other Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Oxford Immunotec’s filings with the Commission are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the Commission’s website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. Investors should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. Oxford Immunotec does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media and Investor Inquiries:

Matt McLaughlin

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

mtmclaughlin@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2020	2019
Revenue	$13,911	$14,789
Cost of revenue	3,604	4,228
Gross profit	10,307	10,561
Operating expenses:
Research and development	2,657	2,324
Sales and marketing	7,209	6,279
General and administrative	7,024	5,208
Settlement expense	—	99
Total operating expenses	16,890	13,910
Operating loss from continuing operations	(6,583)	(3,349)
Other expense:
Interest income	619	1,200
Foreign exchange gains (losses)	963	(884)
Loss from continuing operations before income taxes	(5,001)	(3,033)
Income tax benefit (expense) from continuing operations	(209)	1,537
Loss from continuing operations	(5,210)	(1,496)
Discontinued operations:
Income from discontinued operations before income taxes	147	—
Income tax expense from discontinued operations	(964)	—
Loss from discontinued operations	(817)	—
Net loss	$(6,027)	$(1,496)
Net loss per ordinary share—basic and diluted:
Loss from continuing operations	$(0.20)	$(0.06)
Loss from discontinued operations	(0.03)	—
Net loss	$(0.23)	$(0.06)

Weighted-average shares used to compute net loss per ordinary share—basic and diluted	26,140,524	26,515,871

Reconciliation of net income (loss) to Adjusted EBITDA (1)

(unaudited)

The below table presents a reconciliation of net income (loss), the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended March 31,
(in thousands)	2020	2019
Net income loss	$(6,027)	$(1,496)
Loss from discontinued operations	(817)	—
Loss from continuing operations	(5,210)	(1,496)
Income tax (benefit) expense	209	(1,537)
Interest income	(619)	(1,200)
Depreciation and amortization expense	466	470
EBITDA	(5,154)	(3,763)

Reconciling items:
Share-based compensation expense	957	845
Unrealized exchange losses (gains)	(987)	549
Settlement expense	—	99
Adjusted EBITDA	$(5,184)	$(2,270)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net income (loss), adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	March 31,	December 31,
(in thousands, except share and per share data)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$166,485	$181,270
Accounts receivable, net	13,241	13,669
Other receivable	4,679	4,660
Inventory, net	10,854	11,096
Prepaid expenses and other assets	5,457	5,186
Total current assets	200,716	215,881
Restricted cash, non-current	100	100
Property and equipment, net	7,314	7,095
Operating lease right-of-use assets	6,824	7,443
Goodwill	2,483	2,483
Other intangible assets, net	75	87
Deferred tax asset	1,570	2,163
Total assets	$219,082	$235,252

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,461	$2,420
Accrued liabilities	8,490	10,396
Current portion of operating lease liability	1,038	984
Deferred income	43	19
Total current liabilities	14,032	13,819
Long-term portion of operating lease liability	7,010	7,710
Long-term portion of loans payable	32	32
Total liabilities	21,074	21,561

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 39,293,813 and 39,824,703 shares authorized at March 31, 2020 and December 31, 2019, respectively, and 25,945,744 and 26,419,961 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	272	276
Additional paid-in capital	299,574	304,909
Accumulated deficit	(91,650)	(84,033)
Accumulated other comprehensive loss	(10,188)	(7,461)
Total shareholders’ equity	198,008	213,691
Total liabilities and shareholders’ equity	$219,082	$235,252